FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH RIGHTS OFFERINGS

(to Prospectus dated [ ])1

[ ] Shares of Common Stock

RiverNorth Opportunities Fund, Inc.

Subscription Rights for Shares of Common Stock

[ ] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares

RiverNorth Opportunities Fund, Inc. (the “Fund”) is issuing [transferable/non-transferable] subscription rights (“Rights”) to its common stockholders of record as of [ ] (the “Record Date” and such stockholders, “Record Date Stockholders”). These Rights will allow Record Date Stockholders to subscribe for new shares of common stock, $0.0001 par value per share (the “Common Shares”), of the Fund in an aggregate amount of approximately [ ] Common Shares (the “Offer”). Record Date Stockholders will receive one Right for each Common Share held on Record Date. For every [ ] Rights held, a Record Date Stockholder is entitled to purchase one Common Share of the Fund. Record Date Stockholders who fully exercise their Rights may also, in certain circumstances, purchase additional Common Shares pursuant to an over-subscription privilege. [The number of Rights to be issued to a Record Date Stockholder will be rounded up to the nearest number of Rights evenly divisible by [ ].] Fractional shares will not be issued upon the exercise of the Rights. Accordingly, new Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of [ ].

The Rights are [transferable/non-transferable] and [will be admitted for trading on the New York Stock Exchange (“NYSE”) under the symbol “[ ]” during the course of the Offer.] The Fund’s Common Shares are currently listed, and the new Common Shares issued in this Offer will also be listed, on the NYSE under the symbol “RIV.” [ ], the last reported net asset value (“NAV”) per Common Share was $[ ], and the last reported sales price per Common Share on the NYSE was $[ ].

The Offer will expire at 5:00 p.m., Eastern Time, on [ ], unless the Offer is extended as described in this Prospectus Supplement (the “Expiration Date”). The subscription price per Common Share will be determined based upon a formula equal to [ ] unless the Offer is extended. Market price per Common Share will be determined based on the [ ].

Rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the Common Shares subscribed for pursuant to the primary subscription and, if eligible, any additional Common Shares subscribed for pursuant to the over-subscription privilege, at the estimated subscription price of $[ ] per Common Share and, except in limited circumstances, will not be able to rescind their subscription. Rights acquired in the secondary market may not participate in the over-subscription privilege.

[1]	This document is a form of Prospectus Supplement for an “at the market” offering. In addition to the sections outlined in this form of Prospectus Supplement, each Prospectus Supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of Prospectus Supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such Prospectus Supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of Prospectus Supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual Prospectus Supplement used for the purposes of offering securities pursuant to the registration statement to which this form of Prospectus Supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual Prospectus Supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Exercising your Rights and investing in the Fund involves a high degree of risk and may be considered speculative. Before exercising your Rights and investing in the Fund, you should read the discussion of the material risks in “Risks” beginning on page [  ] of the accompanying Prospectus.

In addition, you should consider the following:

•	Stockholders who do not exercise their Rights will, at the completion of the Offer, own a smaller proportional interest in the Fund than if they exercised their Rights, which will proportionately decrease the relative voting power of those shareholders.

•	Because the Subscription Price per Common Share will be below the NAV per Common Share on the Expiration Date, you will experience an immediate substantial dilution of the aggregate NAV of your Common Shares if you do not participate in the Offer and you will experience a reduction in the NAV per share of your common stock whether or not you participate in the Offer.

•	All participating and non-participating shareholders will experience an immediate dilution of the aggregate NAV of your Common Shares because you will indirectly bear the expenses of the Offer. This dilution of NAV will disproportionately affect holders of Common Shares (“Common Stockholders”) who do not exercise their Rights.

•	The Fund cannot state precisely the extent of this dilution if you do not exercise your Rights because the Fund does not know what the NAV per Common Share will be when the Offer expires, or what proportion of the Rights will be exercised. Assuming the full Primary Subscription is exercised, the Fund’s NAV per share of common stock would be reduced by approximately $[ ] ([ ]%) per Common Share. [Actual amounts may vary due to rounding.]
•

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total maximum[3]
Estimated subscription price[1]	$[ ]	$[ ]
Estimated sales load[1]	$[ ]	$[ ]
Estimated primary offering expenses[2]	$[ ]	$[ ]
Estimated net proceeds to Fund[1]	$[ ]	$[ ]

(1)	Estimated as of [ ]. See “Terms of the Offer — The Subscription Price.”

(2)	Offering expenses payable by the Fund (and indirectly by all of the Fund’s Common Stockholders, including those who do not exercise their Rights) are estimated at approximately $[ ], which includes fees to the subscription agent and information agent estimated to be approximately $[ ] in the aggregate inclusive of out of pocket expenses.

(3)	Assumes all Rights are exercised at the estimated subscription price per Common Share. All of the Rights offered may not be exercised.

Assuming all Common Shares offered are purchased in the Offer, the proportionate interest held by non-exercising stockholders will decrease upon completion of the Offer. As with any Common Shares, the price of the Fund’s Common Shares fluctuates with market conditions and other factors. As of [ ], the Common Shares were trading at a [ ]% [premium/discount] to their NAV. Since the inception of the Fund, the Common Shares have traded at a discount of as much as ([ ])%. As described more fully in this Prospectus Supplement, Record Date Stockholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares referred to as “primary over-subscription shares,” that were not purchased by other Rights holders. If enough primary over-subscription shares are available, all such requests will be honored in full. If the requests for primary over-subscription shares exceed the primary over-subscription shares available, the available primary over-subscription shares will be allocated pro rata among those fully exercising Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

The Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s investment objective is total return consisting of capital appreciation and current income. The Fund seeks to achieve its investment objective by pursuing a tactical asset allocation strategy and opportunistically investing under normal circumstances in closed-end funds and exchange-traded funds (“ETFs” and collectively, “Underlying Funds”). Underlying Funds also may include business development companies (“BDCs”) and special purpose acquisition companies (“SPACs”). All Underlying Funds are registered under the Securities Act of 1933, as amended (the “Securities Act”). Under normal market conditions, the Fund will invest at least 65% of its Managed Assets in closed-end funds and at least 80% of its Managed Assets in Underlying Funds. “Managed Assets” means the total assets of the Fund, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding). The Underlying Funds in which the Fund invests will not include those that are advised or subadvised by ALPS Advisors, Inc. (the “Adviser” or “ALPS”), RiverNorth Capital Management, LLC (the “Subadviser” or “RiverNorth”) or their affiliates.

ALPS Advisors, Inc. serves as the Fund’s investment adviser and the Fund’s subadviser is RiverNorth Capital Management, LLC. As of [ ], ALPS had approximately $[ ] billion of assets under management. The Adviser’s address is 1290 Broadway, Suite 110, Denver, CO 80203. The Fund’s address is 1290 Broadway, Suite 1100, Denver, Colorado 80203, and its telephone number is (303) 623-2577. As of [ ], RiverNorth had approximately $[ ] billion of assets under management. The Subadviser’s address is 325 N. LaSalle Street, Suite 645, Chicago, Illinois 60654 and its telephone number is (312) 832-1440.

An investment in the Fund is not appropriate for all investors. No assurances can be given that the Fund will achieve its investment objective.

This Prospectus Supplement and accompanying Prospectus sets forth concisely the information about the Fund and the Offer that a prospective investor ought to know before investing in the Fund and participating in the Offer. You should read this Prospectus Supplement and accompanying Prospectus, which contains important information about the Fund, before deciding whether to invest in the Fund’s Common Shares, and retain it for future reference. A Statement of Additional Information dated [ ] (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompany Prospectus, which means that it is part of the accompany Prospectus for legal purposes. You may request a free copy of the SAI (the table of contents of which is on page [  ] of the accompanying Prospectus), the Fund’s Annual and Semi-Annual Reports, request other information about the Fund and make shareholder inquiries by calling (855) 830-1222, (toll-free) or by writing to the Fund at 1290 Broadway, Suite 1100, Denver, Colorado 80203, or obtain a copy of such documents (and other information regarding the Fund) by visiting the Fund’s website at www.rivernorthcef.com (information included on the website does not form a part of this Prospectus Supplement or accompanying Prospectus), or from the SEC’s website (http://www.sec.gov). For additional information regarding the offer all holders of Rights should contact the Information Agent, [ ] (“[ ]”) toll free at ([ ] or send a written request to the Information Agent at [ ].

Investing in the Fund’s Common Shares involves certain risks. See “Risks” beginning on page [  ] of the accompanying Prospectus.

Principal Investment Strategies. The Fund seeks to achieve its investment objective by pursuing a tactical asset allocation strategy and opportunistically investing under normal circumstances Underlying Funds. Underlying Funds also may include BDCs and SPACs. All Underlying Funds will be registered under the Securities Act. Under normal market conditions, the Fund will invest at least 65% of its Managed Assets in closed-end funds and at least 80% of its Managed Assets in Underlying Funds. “Managed Assets” means the total assets of the Fund, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding). The Underlying Funds in which the Fund invests will not include those that are advised or subadvised by the Adviser, the Subadviser or their affiliates.

In selecting closed-end funds, the Subadviser will opportunistically utilize a combination of short-term and longer-term trading strategies to seek to derive value from the discount and premium spreads associated with closed-end funds. The Subadviser employs both a quantitative and qualitative approach in its selection of closed-end funds and has developed proprietary screening models and trading algorithms to trade closed-end funds. The Fund will invest in other Underlying Funds (that are not closed-end funds) to gain exposure to specific asset classes when the Subadviser believes closed-end fund discount or premium spreads are not attractive or to manage overall closed-end fund exposure in the Fund.

The Subadviser has the flexibility to change the Fund’s asset allocation based on its ongoing analysis of the equity, fixed income and alternative asset markets. The Subadviser considers various quantitative and qualitative factors relating to the domestic and foreign securities markets and economies when making asset allocation and security selection decisions. While the Subadviser continuously evaluates these factors, material shifts in the Fund’s asset class exposures will typically take place over longer periods of time.

Under normal market conditions, the Fund intends to maintain long positions in Underlying Funds, but may engage in short sales for investment purposes. When the Fund engages in a short sale, it sells a security it does not own and, to complete the sale, borrows the same security from a broker or other institution. The Fund may benefit from a short position when the shorted security decreased in value. The Fund may also at times establish hedging positions. Hedging positions may include short sales and derivatives, such as options and swaps. Under normal market conditions, no more than 30% of the Fund’s Managed Assets will be in hedging positions. The Fund’s investments in derivatives will be included under the 65% and 80% policy noted above so long as the underlying asset of such derivatives is a closed-end fund or Underlying Fund, respectively.

The Fund also may invest up to 20% of its Managed Assets in exchange-traded notes (“ETNs”), certain derivatives, such as options and swaps, cash and cash equivalents. Such investments will not be counted towards the Fund’s 80% policy.

The Fund’s NAV will vary and its distribution rate may vary and both may be affected by numerous factors, including changes in the market spread over a specified benchmark, market interest rates and performance. Fluctuations in NAV may be magnified as a result of the Fund's use of leverage. An investment in the Fund may not be appropriate for all investors.

Contingent Conversion Feature. The Fund’s Charter provides that, during calendar year 2021, the Fund will call a stockholder meeting for the purpose of voting to determine whether the Fund should convert to an open-end management investment company. If approved by stockholders, the Fund will seek to convert to an open-end management investment company within 12 months of such approval. If not approved by stockholders, the Fund will continue in operation as a closed-end management investment company.

Leverage. The Fund may borrow money and/or issue preferred stock, notes or debt securities for investment purposes. These practices are known as leveraging. Since the holders of Common Shares pay all expenses related to the issuance of debt or use of leverage, any use of leverage would create a greater risk of loss for the Common Shares than if leverage is not used. The Fund may use leverage through borrowings or the issuance of preferred stock, in an aggregate amount of up to 15% of the Fund’s Managed Assets immediately after such borrowings or issuance. However, the Fund is not required to decrease its use of leverage if leverage exceeds 15% but is less than 20% of the Fund’s Managed Assets due solely to changes in market conditions. Based on market conditions at the time, the Fund may instead use such leverage in amounts that represent less than 15% of the Fund’s Managed Assets. The Fund currently anticipates that if employed, leverage will initially be obtained through the use of bank borrowings or other similar term loans. The Underlying Funds that the Fund invests in may also use leverage; provided, however, it is the intention of the Fund that the Fund’s direct use of leverage and the Fund’s overall exposure to leverage utilized by all the Underlying Funds, (i) attributable to debt, will not exceed 33 1/3% of the Fund’s Managed Assets and (ii), attributable to debt and preferred stock, will not exceed 50% of its Managed Assets. To the extent that the Fund’s exposure to leverage utilized by all the Underlying Funds is 50% of the Fund’s Managed Assets, the Fund intends to not utilize leverage directly. The Fund’s intention to limit leverage is contingent upon the Subadviser’s ability to adequately determine an Underlying Fund’s current amount of leverage, which may be severely limited, and ultimately unsuccessful.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus

Prospectus Summary	[ ]
Summary Of Fund Expenses	[ ]
Financial Highlights	[ ]
The Fund	[ ]
The Offering	[ ]
Use Of Proceeds	[ ]
Investment Objective, Strategies And Policies	[ ]
Contingent Conversion Feature	[ ]
Use Of Leverage	[ ]
Risks	[ ]
Management Of The Fund	[ ]
Net Asset Value	[ ]
Dividends And Distributions	[ ]
Plan of Distribution	[ ]
Dividend Reinvestment Plan	[ ]
Description Of The Common Shares	[ ]
Certain Provisions Of The Fund’s Charter And Bylaws And Of Maryland Law	[ ]
Repurchase of Shares	[ ]
Conversion To Open-End Fund	[ ]
U.S. Federal Income Tax Matters	[ ]
Custodian And Transfer Agent	[ ]
Legal Matters	[ ]
Control Persons	[ ]
Additional Information	[ ]
The Fund’s Privacy Policy	[ ]
Table Of Contents For The Statement Of Additional Information	[ ]

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the statement of additional information contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s shares of common stock (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the statement of additional information (“SAI”), dated [ ], especially the information set forth under the heading “Risks.”

The Fund

RiverNorth Opportunities Fund, Inc. (the “Fund”) is a Maryland corporation registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment in the Fund may not be appropriate for all investors. There can be no assurance that the Fund will achieve its investment objective.

Purpose of the Offer	[ ]

Important Terms of the Offer

The Fund is issuing [transferable/non-transferable] subscription rights (“Rights”) to its common stockholders of record as of [ ] (the “Record Date” and such shareholders, “Record Date Stockholders”). These Rights will allow Record Date Stockholders to subscribe for new Common Shares of the Fund in an aggregate amount of approximately [ ] Common Shares (the “Offer”). Record Date Stockholders will receive one Right for each Common Share held on the Record Date. For every [ ] Rights held, you are entitled to purchase one new Common Share of the Fund. Record Date Stockholders who fully exercise their Rights may also, in certain circumstances, purchase additional Common Shares pursuant to an over-subscription privilege. [The number of Rights to be issued to each Record Date Stockholder will be rounded up to the nearest number of Rights evenly divisible by [ ].] Fractional shares will not be issued upon the exercise of the Rights. Accordingly, new Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of [ ].

The Rights are [transferable/non-transferable] and [will be admitted for trading on the NYSE under the symbol “[ ]” during the course of the Offer.] The Fund’s Common Shares are currently listed, and the new Common Shares issued in this Offer will also be listed, on the NYSE under the symbol “RIV”. On [ ], the last reported net asset value (“NAV”) per Common Share was $[ ], and the last reported sales price per Common Share on the NYSE was $[ ].

The Offer will expire at 5:00 p.m., Eastern Time, on [ ], unless the Offer is extended as described in this Prospectus Supplement (the “Expiration Date”).

The subscription price (“Subscription Price”) per Common Share will be determined based upon a formula equal [ ], unless the offer is extended. Common Shares of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon expiration of the Offer, the Fund expects that Common Shares will be issued at a price below NAV per share.

Rights holders may not know the subscription price at the time of exercise and will be required initially to pay for both the Common Shares subscribed for pursuant to the primary subscription and, if eligible, any additional Common Shares subscribed for pursuant to the over-subscription privilege at the estimated Subscription Price of $[ ] per Common Share and, except in limited circumstances, will not be able to rescind their subscription.

Rights acquired in the secondary market may not participate in the over-subscription privilege.

The Rights exercisable for one Common Share for each [ ] Rights exercised at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “primary subscription.”

The Fund will not be issuing share certificates for the Common Shares issued pursuant to this Offer. Issuance of Common Shares will be made electronically via book entry by [ ]. (“[ ]”), the Fund’s transfer agent.

Important Dates to Remember	Please note that the dates in the table below may change if the Offer is extended.
	Event Record Date Subscription Period Expiration Date Payment for Guarantees of Delivery Due Confirmation to Participants * Unless the Offer is extended.	Date [ ] [ ] to [ ]* [ ]* [ ]* [ ]*

[Oversubscription Privilege

Record Date Stockholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as “primary over-subscription shares,” that were not purchased by other Rights holders at the same Subscription Price. If enough primary over-subscription shares are available, all such requests will be honored in full. If the requests for primary over-subscription shares exceed the primary over-subscription shares available, the available primary over-subscription shares will be allocated pro rata among those fully exercising Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Shares acquired pursuant to the primary over-subscription privilege are subject to allotment.

Rights acquired in the secondary market may not participate in the over-subscription privilege.

If common stockholders do not participate in an over-subscription offer (if any), their percentage ownership may be diluted.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the over-subscription privilege with respect to the primary over-subscription shares if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the seventh day following the Expiration Date. See “Terms of the Offer — Over-Subscription Privilege.”]

[Sale of Rights

The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE will begin three Business Days (defined below) prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the completion of the Subscription Period. For purposes of this Prospectus Supplement, a “Business Day” means any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by the market price. Rights may be sold by individual holders or may be submitted to the Subscription Agent for sale (please see “Terms of the Offer — Method of Transferring Rights”). Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent on or before [ ], [ ] Business Days prior to the completion of the Subscription Period, due to normal settlement procedures. Selling shareholders are responsible for all brokerage commissions incurred by the Subscription Agent as well as other fees and expenses associated with a transfer of Rights.

Rights that are sold will not confer any right to acquire any Common Shares in the primary over-subscription, and any Record Date Stockholder who sells any Rights will not be eligible to participate in the primary over-subscription.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Stockholders, and thereafter will be conducted on a regular way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. Common Shares issued pursuant to the Offer will begin trading ex-Rights two Business Days prior to the Record Date.

If the Subscription Agent receives Rights for sale in a timely manner, it will use its best efforts to sell the Rights on the NYSE. The Subscription Agent will also attempt to sell any Rights (i) a Rights holder is unable to exercise because the Rights represent the right to subscribe for less than one new Common Share or (ii) attributable to shareholders whose record addresses are outside the United States or who have an Army Post Office (“APO”) or Fleet Post Office (“FPO”) address. See “Restrictions on Foreign Shareholders” and “Terms of the Offer — Foreign Restrictions.”

Any commissions will be paid by the selling Rights holders. Neither the Fund nor the Subscription Agent will be responsible if Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Stockholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold Common Shares for the accounts of others are advised to notify those persons who purchase Rights in the secondary market that such Rights will not participate in the over-subscription privilege.

Method for Exercising Rights	Rights may be exercised by completing and signing the reverse side of the subscription certificate evidencing the Rights (the “Subscription Certificate”) and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to Computershare Trust Company, N.A. and Computershare Inc. (the “Subscription Agent”), together with payment for the Common Shares as described below under “Payment for Shares of Stock.” Rights may also be exercised through a Rights holder’s broker, who may charge the Rights holder a servicing fee in connection with such exercise. See “Terms of the Offer — Method for Exercising Rights” and “Terms of the Offer — Payment for Shares of Stock.”
Restrictions on Foreign Shareholders	Subscription Certificates will only be mailed to Record Date Stockholders whose addresses are within the United States (other than an APO or FPO address). Record Date Stockholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent in writing or by recorded telephone conversation no later than five Business Days prior to the Expiration Date. The Fund will determine whether the Offer may be made to any such Record Date Stockholder. The Offer will not be made in any jurisdiction where it would be unlawful to do so. If the Subscription Agent has received no instruction by the [ ] Business Day prior to the Expiration Date or the Fund has determined that the Offer may not be made to a particular Record Date Stockholder, the Subscription Agent will attempt to sell all of such shareholder’s Rights and remit the net proceeds, if any, to such shareholder. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day the Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

U.S. Federal Income Tax Considerations	The Fund urges you to consult your own tax adviser with respect to the particular tax consequences of the Offer. See “Terms of the Offer—U.S. Federal Income Tax Considerations” for more information on the tax consequences of the Offer.
[Distribution Arrangements

[ ] (the “Dealer Manager”) will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Investment Adviser, the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights and participation in the over-subscription privilege. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to [ ]% of the aggregate Subscription Price for the Shares issued pursuant to the exercise of Rights and the over-subscription privilege. The fees paid to the Dealer Manager and other expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights. The Dealer Manager will reallow a portion of its fees to other broker-dealers who have assisted in soliciting the exercise of Rights. The Fund and the Investment Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Shares it has acquired through purchasing and exercising the Rights, at prices it sets. Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Shares, such offering of Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Shares. See “Terms of the Offer—Distribution Arrangements.”]

Adviser and Subadviser

ALPS Advisors, Inc. serves as the Fund’s investment adviser (the “Adviser” or “ALPS”) and the Fund’s subadviser is RiverNorth Capital Management, LLC (the “Subadviser”). As of [ ], ALPS had approximately $[ ] billion of assets under management. The Adviser’s address is 1290 Broadway, Suite 110, Denver, CO 80203. As of [ ], RiverNorth had approximately $[ ] billion of assets under management. The Subadviser’s address is 325 N. LaSalle Street, Suite 645, Chicago, Illinois 60654 and its telephone number is (312) 832-1440.

The Fund pays the Adviser a management fee payable on a monthly basis at the annual rate of 1.00% of the Fund’s average daily Managed Assets for the services and facilities it provides. The Adviser (not the Fund) has agreed to pay the Subadviser a subadvisory fee payable on a monthly basis at the annual rate of 0.85% of the Fund’s average daily Managed Assets for the services it provides. As a result, the Adviser and the Subadviser are paid more if the Fund uses leverage directly, which creates a potential conflict of interest for the Adviser and the Subadviser. The Subadviser will seek to manage that potential conflict by utilizing leverage only when it determines such action is in the best interests of the Fund. For more information on the Adviser and the Subadviser, as well as the fees and expenses, see “Summary of Fund Expenses” and “Management of the Fund” on pages 18 and 43 of the accompanying Prospectus.

Benefits to the Adviser and Subadviser

The Adviser and Subadviser will benefit from the Offer because the each firm’s fee is based on the Fund’s Managed Assets. See “Management of the Fund” on page 43 of the accompanying Prospectus. It is not possible to state precisely the amount of additional compensation the Adviser and Subadviser will receive as a result of the Offer because the proceeds of the Offer will be invested in additional portfolio securities, which will fluctuate in value. However, assuming all Rights are exercised at the estimated Subscription Price of $[ ] and that the Fund receives the maximum proceeds of the Offer, the annual compensation to be received by the Adviser would be increased by approximately $[ ] ([ ]%). In determining that the Offer was in the best interest of shareholders, the Board was cognizant of this benefit.

Dilution

Stockholders who do not exercise their Rights [  ], at the completion of the Offer, own a smaller proportional interest in the Fund than if they exercised their Rights, which will proportionately decrease the relative voting power of those shareholders. Because the Subscription Price per Common Share [  ] be below the NAV per Common Share on the Expiration Date, you [  ] experience an immediate substantial dilution of the aggregate NAV of your Common Shares if you do not participate in the Offer and you will experience a reduction in the NAV per Common Share of your Common Shares whether or not you participate in the Offer. In addition, whether or not you exercise your Rights, you will experience a dilution of NAV of the Common Shares because you [  ] indirectly bear the expenses of this Offer, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of NAV [  ] disproportionately affect Common Stockholders who do not exercise their Rights. [The Fund cannot state precisely the extent of this dilution if you do not exercise your Rights because the Fund does not know what the NAV per Common Share will be when the Offer expires, or what proportion of the Rights will be exercised.]

Assuming, for example, that all Rights are exercised, the Subscription Price is $[ ] and the Fund’s NAV per Common Share at the expiration of the Offer is $[ ], the Fund’s NAV per Common Share (after payment of estimated offering expenses) would be reduced by approximately $[ ] ([ ]%) per Common Share. Assuming, for example, that all Rights are exercised, the Subscription Price is $[ ] and the Fund's NAV per Common Share at the expiration of the Offer is $[ ], the Fund's NAV per Common Share (after payment of estimated offering expenses) would be reduced by approximately $[ ] ([ ]%) per Common Share. See “Dilution.”

[If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement.] The Fund cannot give any assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

The offer may increase the volatility of the market price of the Common Shares. In addition, the Offer could be under-subscribed, in which case ALPS will not have as much proceeds to invest on behalf of the Fund (see “Use of Proceeds”).

Use of Proceeds

Unless otherwise specified in this Prospectus Supplement, ALPS anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to holders of Common Shares (“Common Stockholders”).

SUMMARY OF FUND EXPENSES

The following table is intended to assist investors in understanding the fees and expenses (annualized) that an investor in Common Shares would bear, directly or indirectly, as a result of the Offer being fully subscribed and the receipt of net proceeds from the Offer of approximately $[ ]. If the Fund issues fewer Common Shares in the Offer and the net proceeds to the Fund are less, all other things being equal, the expenses shown would increase.

The table shows Fund expenses as a percentage of net assets attributable to Common Shares. The following table should not be considered a representation of the Fund’s future expenses. Actual expenses may be greater or less than those shown below.

Shareholder Transaction Expenses	As a Percentage of Offering Price
Sales Load	[ ]
Expenses Borne by Common Stockholders of the Fund(1)	[ ]%
Dividend Reinvestment Plan Fees	[ ](2)

As a Percentage of Net Assets Attributable to Common Shares (1)(6)
Annual Expenses
Management Fee(3)	1.00%
Interest Expense on Borrowings	[ ]%
Dividend and Interest Expense on Short Sales	[ ]%
Other Expenses(4)	[ ]%
Acquired Fund Fees and Expenses(5)	[ ]%
Total Annual Expenses(6)	[ ]%

Example(6)

The purpose of the following table is to help a holder of Common Shares understand the fees and expenses that such holder would bear directly or indirectly. The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, including the estimated costs of the Offer to be borne by the Common Stockholders of $[ ], assuming (1) that the Fund’s net assets following (and after giving effect to) the Offer do not increase or decrease, (2) that the Fund incurs total annual expenses of [ ]% of its net assets in years 1 through 10 and (3) a 5% annual return.

	1 year	3 years	5 years	10 years
Total Expenses Incurred	$[ ]	$[ ]	$[ ]	$[ ]

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those assumed.

(1)	The fees and expenses of the Offer will be borne by the Fund and indirectly by all of its Common Stockholders, including those who did not exercise their Rights. The offering costs to be paid by the Fund are not included in the Annual Expense table. Offering costs borne by Common Stockholders will result in a reduction of capital of the Fund and the NAV of the Common Shares.

(2)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund under the dividend reinvestment plan. You will pay brokerage charges in connection with open market purchases or if you direct the plan agent to sell your Common Shares held in a dividend reinvestment account.

(3)	The management fee is charged as a percentage of the Fund’s average daily Managed Assets, as opposed to net assets. If leverage is used, Managed Assets will be greater in amount than net assets, because Managed Assets includes borrowings for investment purposes.

(4)	Other Expenses, Interest Expense on Borrowings and Dividend and Interest Expense on Short Sales are estimated based on the Fund’s [annual report/unaudited semi-annual] report dated [ ].

(5)	The “Acquired fund fees and expenses” disclosed above are based on the expense ratios for the most recent fiscal year of the Underlying Funds in which the Fund anticipates investing, which may change substantially over time and, therefore, significantly affect “Acquired fund fees and expenses.” These amounts are based on the total expense ratio disclosed in each Underlying Fund’s most recent shareholder report. Some of the Underlying Funds in which the Fund intends to invest charge incentive fees based on the Underlying Funds’ performance. The [ ]% shown as “Acquired fund fees and expenses” reflects estimated operating expenses of the Underlying Funds and transaction-related fees. Certain Underlying Funds in which the Fund intends to invest generally charge a management fee of 1.00% to 2.00% and up to a 20% incentive fee on income and/or capital gains, which are included in “Acquired fund fees and expenses,” as applicable. The “Acquired fund fees and expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Underlying Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Underlying Funds. Acquired fund fees and expenses are borne indirectly by the Fund, but they will not be reflected in the Fund’s financial statements; and the information presented in the table will differ from that presented in the Fund’s financial highlights.

(6)	The example should not be considered a representation of future expenses and includes the expenses of the offering. The example assumes that the estimated “Other expenses” set forth in the table are accurate and that all dividends and distributions are reinvested at the Common Share NAVs. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% annual return shown in the example.

The purpose of the table and the example above is to help investors understand the fees and expenses that they, as Common Stockholders, would bear directly or indirectly. For additional information with respect to the Fund’s expenses, see “Management of the Fund” on page 43 of the accompanying Prospectus.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at [ ]:

•	on a historical basis as of [ ]

•	on a pro forma as adjusted basis to reflect (1) the assumed sale of [ ] of the Fund’s Common Shares at $[ ] per share (the last reported sale price of the Fund’s Common Shares on NYSE on [ ]) in an offering under this Prospectus Supplement and the accompanying Prospectus, and (2) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the [aggregate underwriting discount of $[ ] and] estimated offering expenses payable by the Fund of $[ ].

	Actual	As Adjusted
Borrowings(1)	[ ]	[ ]
Common Shares, $0.0001 par value per share, 37,500,000 shares authorized, [ ] outstanding (actual) [ ] shares outstanding (as adjusted)	[ ]	[ ]
Undistributed net investment income (loss)	[ ])	[ ])
Accumulated net realized gain (loss) on investments	[ ])	[ ])
Net unrealized appreciation (depreciation) on investments	[ ])	[ ])
Net assets applicable to Common Stockholders	[ ]	[ ]
Total Capitalization	[ ]	[ ]

(1)	Figures do not reflect additional structural leverage related to certain securities lending programs, which were $[ ] million and $[ ] million as of [ ] and [ ], respectively.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Securities in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Stockholders.

RECENT DEVELOPMENTS

[          ]

TERMS OF THE OFFER

Purpose of the Offer

[          ]

This is the Fund’s [ ] rights offering. The Fund may, in the future and at its discretion, choose to make additional rights offerings from time to time for a number of shares and on terms that may not be similar to the Offer. The Offer may not be successful. The completion of the Offer may result in an immediate dilution of the NAV per Common Share for all existing Common Stockholders, including those who fully exercise their Rights.

Important Terms of The Offer

The Fund is issuing to Record Date Stockholders Rights to subscribe for additional Common Shares. Each Record Date Stockholder is being issued one [transferable/non-transferable] Right for each Common Share owned on the Record Date. The Offer entitles the holder to acquire at the Subscription Price one Common Share for each [ ] Rights held[, rounded up to the nearest number of Rights evenly divisible by [ ].] Fractional shares will not be issued upon the exercise of the Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of [ ].

[In the case of Common Shares held of record by [ ] (“[ ]”) as nominee for the [ ] (“[ ]”), or any other depository or nominee, the number of Rights issued to [ ] or such other depository or nominee will be adjusted to permit rounding up (to the nearest number of Rights evenly divisible by [ ]) of the Rights to be received by beneficial owners for whom it is the holder of record only if [ ] or such other depository or nominee provides to the Fund on or before the close of business on [ ] a written representation to the number of Rights required for such rounding.]

Rights may be exercised at any time during the period (the “Subscription Period”), which commences on [ ] and ends at 5:00 p.m., Eastern Time, on [ ], unless extended by the Fund. See “Expiration of the Offer.”

If all of the Rights are exercised in the primary subscription, the Fund will experience a [ ]% increase in Common Shares outstanding.

[In addition, any Record Date Stockholder who fully exercises all Rights initially issued to him is entitled to subscribe for Common Shares available for Primary Subscription (the “Primary Subscription Shares”) that were not otherwise subscribed for by other Rights holders on the Primary Subscription.

The entitlement to subscribe for unsubscribed Primary Subscription Shares is available only to those Record Date Stockholders who fully exercise all Rights initially issued to them and only on the basis of their Record Date holdings and will be referred to in the remainder of this Prospectus Supplement as the “Over-Subscription Privilege.”]

For purposes of determining the maximum number of Shares a Record Date Stockholder may acquire pursuant to the Offer, broker-dealers whose Common Shares are held of record by [ ], nominee for [ ], or by any other depository or nominee, will be deemed to be the holders of the Rights that are issued to [ ] or such other depository or nominee on their behalf. Common Shares acquired pursuant to the Over-Subscription Privilege are subject to allotment, which is more fully discussed below under “Over-Subscription Privilege.” Rights acquired in the secondary market may not participate in the Over-Subscription Privilege.

The method by which Rights may be exercised and Common Shares paid for is set forth below in “Method of Exercising Rights” and “Payment for Shares of Stock.” A Rights holder will have no right to rescind a purchase after the Subscription Agent has received payment. See “Payment for Shares of Stock” below. Common Shares issued pursuant to an exercise of Rights will be listed on the NYSE. Common Shares issued in connection with the Offer will not be evidenced by share certificates.

For purposes of determining the maximum number of Common Shares that may be acquired pursuant to the Offer, broker-dealers, trust companies, banks or others whose shares are held of record by [ ] or by any other depository or nominee will be deemed to be the holders of the Rights that are held by [ ] or such other depository or nominee on their behalf.

The Rights are [transferable/non-transferable] until the Expiration Date and [will be admitted for trading on the NYSE. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE will begin [ ] Business Days prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date due to normal settlement procedures.]

[Rights that are sold will not confer any right to acquire any Common Shares in the Over-Subscription Privilege. Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Stockholders and thereafter, will be conducted on a regular way basis until and including the last NYSE trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Method of Transferring Rights.” The Shares will begin trading ex-Rights [ ] Business Days prior to the Record Date.]

Nominees who hold Common Shares for the account of others, such as banks, broker-dealers, or depositories for securities, should notify the respective beneficial owners of such Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the Over-Subscription Privilege. If the beneficial owner so instructs, the nominee will complete the Subscription Certificate and submit it to the Subscription Agent with proper payment. In addition, beneficial owners of the Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.

[The Fund has retained [ ] ([ ] “Dealer Manager”) to provide the Fund with financial structuring and soliciting services relating to the Offer, including advice with respect to the structure, timing and terms of the Offer. In determining the structure of the Offer, the Board considered, among other things, using a fixed-pricing versus a variable-pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the anticipated effect on the Fund and its existing Common Stockholders if the Offer is not fully subscribed, the anticipated dilutive effects on the Fund and its existing Common Stockholders of the Offer and the experience of the Dealer Manager in conducting rights offerings. The Board also considered that the Adviser and Subadviser would benefit from the Offer because the advisory fee paid to the Adviser and Subadviser is based on the Fund’s Managed Assets, which would increase as a result of the Offer. See “Benefits to the Adviser and Subadviser.”]

The Fund will not be issuing share certificates for the Common Shares issued pursuant to this Offer. Issuance of Common Shares will be made electronically via book entry by [ ], the Fund’s transfer agent.

Subscription Price

The Subscription Price will be determined based upon a formula equal to [ ]. Market price per Common Share will be determined based on the average of [ ]. Based on reported NAV and market price per Common Share as of [ ], the Subscription Price would be $[ ] (the “estimated Subscription Price”).

Because the expiration date of the subscription period will be [ ] (unless the Fund extends the Subscription Period), rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Common Shares subscribed for pursuant to the Primary Subscription (i.e., the Rights to acquire new Common Shares during the Subscription Period) and, if eligible, any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege at the estimated Subscription Price of $[ ] per Common Share (the “estimated Subscription Price”) and, except in limited circumstances, will not be able to rescind their subscription.

The Fund announced the Offer on [ ]. The NAV per Common Share at the close of business on [ ] was $[ ]. The last reported sale price of a Common Share on the NYSE on that date was $[ ], representing a [ ]% [premium/discount] in relation to the then current NAV per Common Share and in relation to the estimated Subscription Price.

Common shares of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon expiration of the Offer, Common Shares will be issued at a price below NAV per share.

[Over-Subscription Privilege

The Board has the right in its absolute discretion to eliminate the Primary Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the seventh day following the Expiration Date. If the Primary Over-Subscription Privilege is not eliminated, it will operate as set forth below.

Rights holders who are Record Date Stockholders are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the Over-Subscription Privilege, subject to certain limitations and subject to allotment.

Record Date Stockholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares that were not purchased by other Rights holders at the same Subscription Price. If enough Primary Over-Subscription Shares are available, all such requests will be honored in full. If the requests for Primary Over-Subscription Shares exceed the Primary Over-Subscription Shares available, the available Primary Over-Subscription Shares will be allocated pro rata among those fully exercising Record Date Stockholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Shares acquired pursuant to the Over-Subscription Privilege are subject to allotment.

Record Date Stockholders who are fully exercising their Rights during the Subscription Period should indicate, on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Common Shares they are willing to acquire pursuant to the Over-Subscription Privilege. Rights acquired in the secondary market may not participate in the Over-Subscription Privilege.

To the extent sufficient Common Shares are not available to fulfill all over-subscription requests, the Excess Shares will be allocated pro-rata among those Record Date Stockholders who over-subscribe based on the number of the Common Shares owned on the Record Date. The allocation process may involve a series of allocations in order to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.

The formula to be used in allocating the Excess Shares is as follows: (shareholder’s Record Date share position divided by total record date position of all over-subscribers) multiplied by Excess Shares remaining.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the Subscription Period and the number of Common Shares subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner’s subscription was exercised in full. Nominee holder over-subscription forms and beneficial owner certification forms will be distributed to banks, broker-dealers, trustees and other nominee holders of rights with the Subscription Certificates. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the Over-Subscription Privilege.

The Fund will not offer or sell any Common Shares that are not subscribed for during the Subscription Period or pursuant to the Over-Subscription Privilege]

[Sale and Transferability of Rights

The value of the Rights, if any, will be reflected by the market price of the Rights. Rights may be sold by individual holders or may be submitted to the Subscription Agent for sale. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent on or before [ ], five Business Days prior to the completion of the Subscription Period, due to normal settlement procedures.

Rights that are sold will not confer any right to acquire any Common Shares in the Primary Over-Subscription, and any Record Date Stockholder who sells any Rights will not be eligible to participate in the Primary Over-Subscription.

The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow at least [ ] Business Days prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Fund nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by the Subscription Agent (which will be paid by the Fund as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or expenses will be paid by the Fund or the Subscription Agent.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Offer may be effected through, the facilities of [ ].

Sales by Subscription Agent

Holders of Rights who are unable or do not wish to exercise any or all of their Rights may instruct the Subscription Agent to sell any unexercised Rights. The Subscription Certificates representing the Rights to be sold by the Subscription Agent must be received on or before [ ], the [ ] business day before the Expiration Date. Upon the timely receipt of the appropriate instructions to sell Rights, the Subscription Agent will use its best efforts to complete the sale and will remit the proceeds of sale, net of commissions, to the holders. The Subscription Agent will also attempt to sell any Rights (i) a Rights holder is unable to exercise because the Rights represent the right to subscribe for less than one new Common Share or (ii) attributable to shareholders whose record addresses are outside the United States or who have an APO or FPO address.

If the Rights can be sold, sales of the Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses. The selling Rights holder will pay all brokerage commissions incurred by the Subscription Agent.

The Subscription Agent will automatically attempt to sell any unexercised Rights that remain unclaimed as a result of Subscription Certificates being returned by the postal authorities as undeliverable as of the [ ] Business Day prior to the Expiration Date. These sales will be made net of commissions on behalf of the nonclaiming Rights holders. Proceeds from those sales will be held by the Fund’s transfer agent, for the account of the nonclaiming Rights holder until the proceeds are either claimed or escheated. There can be no assurance that the Subscription Agent will be able to complete the sale of any of these Rights and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights. All of these Rights will be sold at the market price, if any, through an exchange or market trading the Rights.

Common Stockholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

[Method of Transferring Rights]

[The value of the Rights, if any, will be reflected by the market price of the Rights. Rights may be sold by individual holders or may be submitted to the Subscription Agent for sale. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent on or before [ ], [ ] Business Days prior to the completion of the Subscription Period, due to normal settlement procedures.

Rights that are sold will not confer any right to acquire any Common Shares in the Primary Over-Subscription, and any Record Date Stockholder who sells any Rights will not be eligible to participate in the Primary Over-Subscription.

The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow at least [ ] Business Days prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Fund nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by the Subscription Agent (which will be paid by the Fund as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or expenses will be paid by the Fund or the Subscription Agent.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Offer may be effected through, the facilities of [ ]. ]

Method for Exercising Rights

Rights may be exercised by completing and signing the reverse side of the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Shares as described below under “Payment for Shares of Stock.” Rights may also be exercised through a Rights holder’s broker, who may charge the Rights holder a servicing fee in connection with such exercise.

Completed Subscription Certificates must be received by the Subscription Agent prior to 5:00 p.m. Eastern Time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares of Stock”). The Subscription Certificate and payment should be delivered to the Subscription Agent at the following addresses:

If By Mail:	[ ]

If By Overnight Courier:	[ ]

Subscription Agent

The Subscription Agent is [ ]. The Subscription Agent will receive from the Fund an amount estimated to be $[ ], comprised of the fee for its services and the reimbursement for certain expenses related to the Offer.

Information Agent

INQUIRIES BY ALL HOLDERS OF RIGHTS SHOULD BE DIRECTED TO: THE INFORMATION AGENT, [ ], TOLL-FREE AT [  ] OR PLEASE SEND WRITTEN REQUEST TO: [ ]; HOLDERS MAY ALSO CONSULT THEIR BROKERS OR NOMINEES.

Expiration of the Offer

The Offer will expire at 5:00 p.m., Eastern Time, on [ ], unless extended by the Fund (the “Expiration Date”). Rights will expire on the Expiration Date and thereafter may not be exercised.

Payment for Shares of Stock

Holders of Rights who acquire Common Shares on Primary Subscription or pursuant to the Over-Subscription Privilege may choose between the following methods of payment:

(1)	A subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., Eastern Time, on the Expiration Date, the Subscription Agent has received a written notice of guaranteed delivery from a bank, a trust company, or an NYSE member, guaranteeing delivery of: (i) payment for the Common Shares subscribed for in the Primary Subscription and additional Common Shares subscribed for pursuant to the Over-Subscription Privilege to the Subscription Agent based on the estimated Subscription Price of $[ ] per Common Share, and (ii) a properly completed and executed Subscription Certificate.

The Subscription Agent will not honor a notice of guaranteed delivery if a properly completed and executed Subscription Certificate and full payment is not received by the Subscription Agent by the close of business on the second Business Day after the Expiration Date. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission to fax number [ ]; telephone number to confirm receipt [ ].

(2)	Alternatively, a holder of Rights can send the Subscription Certificate together with payment in the form of a personal check drawn upon a U.S. bank payable to the Rights Agent. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at the addresses noted above prior to 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Agent will deposit all checks received by it prior to the Expiration Date into a segregated account pending proration and distribution of the Common Shares issued pursuant to the Offer. The Subscription Agent will not accept cash as a means of payment for Common Shares issued pursuant to the Offer.

EXCEPT AS OTHERWISE SET FORTH BELOW, A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY PERSONAL CHECK DRAWN UPON A U.S. BANK , MUST BE PAYABLE TO THE RIGHTS AGENT, [ ], AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

If the aggregate Subscription Price paid by a Record Date Stockholder is insufficient to purchase the number of Common Shares that the holder indicates are being subscribed for, or if a Record Date Stockholder does not specify the number of Common Shares to be purchased, then the Record Date Stockholder will be deemed to have exercised first, the Primary Subscription Rights (if not already fully exercised) and second, the Over-Subscription Privilege to the full extent of the payment tendered. If the aggregate Subscription Price paid by such holder is greater than the Common Shares he has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised first, the Primary Subscription Rights (if not already fully subscribed) and second, the Over-Subscription Privilege to the full extent of the excess payment tendered.

Any payment required from a holder of Rights must be received by the Subscription Agent by the Expiration Date, or if the Rights holder has elected to make payment by means of a notice of guaranteed delivery, on the second Business Day after the Expiration Date. Whichever of the two methods of payment described above is used, issuance and delivery of the Common Shares purchased are subject to collection of checks and actual payment pursuant to any notice of guaranteed delivery.

Within [ ] Business Days following the Expiration Date (the “Confirmation Date”), a confirmation will be sent by the Subscription Agent to each holder of Rights (or, if the Common Shares are held by [ ] or any other depository or nominee, to [ ] or such other depository or nominee), showing (i) the number of Common Shares acquired pursuant to the Primary Subscription, (ii) the number of Excess Shares, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the per Common Share and total purchase price for the Common Shares and (iv) any excess to be refunded by the Fund to such holder as a result of payment for Common Shares pursuant to the Over-Subscription Privilege which the holder is not acquiring.

Any payment required from a holder of Rights must be received by the Subscription Agent on the Expiration Date, or if the Rights holder has elected to make payment by means of a notice of guaranteed delivery, on the second Business Day after the Expiration Date. Any excess payment to be refunded by the Fund to a holder of Rights, or to be paid to a holder of Rights as a result of sales of Rights on his behalf by the Subscription Agent or exercises by Record Date Stockholders of their Over-Subscription Privileges, will be mailed by the Subscription Agent to the holder within [ ] Business Days after the Expiration Date. If any Rights holder exercises its right to acquire Shares pursuant to the Over-Subscription Privilege, any excess payment which would otherwise be refunded to the Rights holder will be applied by the Fund toward payment for Common Shares acquired pursuant to exercise of the Over-Subscription Privilege, if any.

A Rights holder will have no right to rescind a purchase after the Subscription Agent has received payment either by means of a notice of guaranteed delivery or a check.

If a holder of Rights who acquires Common Shares pursuant to the Primary Subscription or the Over-Subscription Privilege does not make payment of any amounts due, the Fund reserves the right to take any or all of the following actions: (i) find other purchasers for such subscribed-for and unpaid-for Common Shares; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Common Shares which could be acquired by such holder upon exercise of the Primary Subscription or the Over-Subscription Privilege; (iii) sell all or a portion of the Common Shares purchased by the holder, in the open market, and apply the proceeds to the amounts owed; and (iv) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Common Shares and to enforce the relevant guaranty of payment.

Nominees who hold Common Shares for the account of others, such as brokers, dealers or depositories for securities, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner’s instructions. Banks, broker-dealers and trust companies that hold Common Shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights may not participate in the Over-Subscription Privilege.

THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

The method of delivery of Subscription Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Rights holders, but, if sent by mail, it is recommended that the certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date. Because uncertified personal checks may take at least five Business Days or more to clear, you are strongly urged to pay, or arrange for payment, by means of a certified bank check drawn off a personal bank account. Payments by cashier’s check or money order will not be accepted.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Rights holders who have exercised their rights will have no right to rescind their subscription after receipt by the subscription agent of the completed Subscription Certificate together with payment for Common Shares, except as described under “Notice of net asset value decline.”

Foreign Restrictions

Subscription Certificates will only be mailed to Record Date Stockholders whose addresses are within the United States (other than an APO or FPO address). Record Date Stockholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent in writing or by recorded telephone conversation no later than [ ] Business Days prior to the Expiration Date. The Fund will determine whether the Offer may be made to any such Record Date Stockholder. If the Subscription Agent has received no instruction by the fifth Business Day prior to the Expiration Date or the Fund has determined that the Offer may not be made to a particular shareholder, the Subscription Agent will attempt to sell all of such shareholder’s Rights and remit the net proceeds, if any, to such shareholder. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day the Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Notice of Net Asset Value Decline

In accordance with SEC regulatory requirements, the Fund has undertaken to suspend the Offer until the Fund amends this Prospectus Supplement if, after the effective date of the Fund’s registration statement relating to this Offer, the Fund’s NAV declines more than 10% from the Fund’s NAV as of that date. If this occurs, the Expiration Date will be extended and the Fund will notify Record Date Stockholders of the decline and permit them to cancel their exercise of Rights.

Delivery of Shares

Participants in the Fund’s dividend reinvestment plan (the “Plan”) will have any Shares acquired pursuant to the Offer credited to their shareholder dividend reinvestment accounts in the Plan. Common Shareholders whose shares are held of record by DTC or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any Shares acquired during the subscription period credited to the account of DTC or other depository or nominee. No certificates will be issued or delivered with respect to Shares issued and sold in the Offer.

U.S. Federal Income Tax Consequences

[  ]

Employee Plan Considerations

[  ]

Dilution

Assuming, for example, that all Rights are exercised, the Subscription Price is $[ ] and the Fund’s NAV per Common Share at the expiration of the Offer is $[ ], the Fund’s NAV per Common Share (after payment of estimated offering expenses) would be reduced by approximately $[ ] ([ ]%) per Common Share.

Stockholders who do not exercise their Rights [  ], at the completion of the Offer, own a smaller proportional interest in the Fund than if they exercised their Rights, which will proportionately decrease the relative voting power of those shareholders. Because the Subscription Price per Common Share [  ] be below the NAV per Common Share on the Expiration Date, you [  ] experience an immediate dilution of the aggregate NAV of your Common Shares if you do not participate in the Offer and you [  ] experience a reduction in the NAV per share of Common Shares of your Common Shares whether or not you participate in the Offer. In addition, whether or not you exercise your Rights, you [  ] experience a dilution of net asset of the Common Shares because you [  ] indirectly bear the expenses of this Offer, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of NAV [  ] disproportionately affect Common Stockholders who do not exercise their Rights. [The Fund cannot state precisely the extent of this dilution if you do not exercise your Rights because the Fund does not know what the NAV per share of Common Shares will be when the Offer expires, or what proportion of the Rights will be exercised.]

The Fund cannot state precisely the amount of any dilution because it is not known at this time what the subscription price or NAV per share of Common Shares will be on the Expiration Date or what proportion of the Rights will be exercised. The offer may increase the volatility of the market price of the Fund’s Common Shares. In addition, the Offer could be under-subscribed, in which case ALPS will not have as much proceeds to invest on behalf of the Fund (see “Use of proceeds”). The likely impact of the Offer on NAV per share of Common Shares is shown by the following example, assuming a $[ ] estimated Subscription Price per Common Share:

Example (assumes that NAV per share is above Subscription Price per share)1

NAV[2]	$[ ]
Subscription Price	$[ ]
Reduction in NAV($)[3]	$[ ]
Reduction in NAV(%)	[ ]%

(1)	This example assumes that the full Primary Subscription is exercised. [Actual amounts may vary due to rounding.]

(2)	This example assumes that the Fund’s NAV on the Expiration Date is $[ ] per share of Common Shares and that the Fund’s market price is greater than the NAV on that date. The Subscription Price used in this example was determined based on a formula equal to [ ] unless the Offer is extended.

(3)	Assumes $[ ] in estimated offering expenses.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement and accompanying Prospectus. Any cash you receive from selling your Rights should serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

The Fund’s largest shareholders, Record Date Stockholders of more than 5% of the outstanding Common Shares of the Fund, could increase their percentage ownership in the Fund through the exercise of the Primary Subscription and Over-Subscription Privilege.

PLAN OF DISTRIBUTION

[Distribution Arrangements]

[ ] will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Adviser, the Dealer Manager will provide financial structuring and solicitation services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. The Offer is not contingent upon any number of Rights being exercised. The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a “Selling Group Member” and collectively the “Selling Group Members”), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Common Shares purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a “Soliciting Dealer” and collectively the “Soliciting Dealers”) to solicit the exercise of Rights. See “Compensation to Dealer Manager” for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Offer.

The Fund and the Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may purchase Rights in the open-market and may purchase Rights offered to it by the Subscription Agent from electing Record Date Stockholders, that remain unclaimed as a result of subscription certificates being returned by the postal authorities and/or unexercised Rights of Record Date Shareholders whose record addresses are outside the United States that are held by the Subscription Agent and for which no instructions are received. The Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the purchase (and resale) of such Rights. The Dealer Manager is authorized to exercise Rights it acquires prior to the expiration of the Offer for delivery of Common Shares prior to the expiration of the Offer at a subscription price equal to [ ]. Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Common Shares it has acquired through purchasing and exercising the Rights to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time.

Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Common Shares, such offering of Common Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Common Shares.

Record Date Stockholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves. Although Rights are expected to trade on the NYSE through the last business day prior to the Expiration Date, Subscription certificates evidencing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before 5:00 p.m., Eastern time, on [ ] (or, if the subscription period is extended, on or before 5:00 p.m., Eastern time, [ ] business days prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Adviser and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.

The principal business address of the Dealer Manager is [ ].]

[Compensation to Dealer Manager

[Pursuant to the Dealer Manager Agreement, the Fund, has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to [ ]% of the aggregate Subscription Price for Shares issued pursuant to the Offer and the Over-Subscription Privilege.

The Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to [ ]% of the Subscription Price for each Common Share issued pursuant to the Offer or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to [ ]% of the Subscription Price for each Common Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Common Shares held by such Soliciting Dealer through [ ] on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.

In addition, the Fund, has agreed to pay the Dealer Manager an amount up to $[ ] as a partial reimbursement of its expenses incurred in connection with the Offer. The fees described above are one-time fees payable on each date on which the Fund issues Common Shares after the Expiration Date with respect to the Dealer Manager, and on or before the [ ]business day following the day the Fund issues Common Shares after the Expiration Date with respect to a Selling Group Member or Soliciting Dealer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $[ ], incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. No other fees will be payable by the Fund or the Adviser to the Dealer Manager in connection with the Offer.]]

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed upon for the Fund by Dechert LLP, New York, New York. Dechert LLP may rely as to certain matters of Maryland law on the opinion of [ ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[ ] serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

The Fund will be subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

This Prospectus Supplement and accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

RiverNorth Opportunities Fund, Inc

FORM OF

PROSPECTUS

SUPPLEMENT